Exhibit 10.1
EXTENSION ADDENDUM TO
ESCROW AGREEMENT
TG# 071610-5a1

THIS EXTENSION ADDENDUM (the “Addendum”) is made as of July 26, 2013 by and between ThermoGenesis Corp., a Delaware corporation (“ThermoGenesis”), and CBR Systems, Inc., a California corporation (“CBR”).

BACKGROUND

A.
The parties entered into a Technology License and Escrow Agreement dated June 15, 2010, as amended by the First Amendment dated February 6, 2013 (the “License and Escrow Agreement”) to license and make available to CBR certain technical information for the limited purpose of allowing CBR to manufacture, upon a default of ThermoGenesis under the License and Escrow Agreement, certain products currently being sold to CBR.

B.
Under Section 3 of the License and Escrow Agreement, a Default occurs if ThermoGenesis fails to meet certain financial covenants.  In the event of a Default, the Escrow Agent will release the Deposit Materials to CBR.

C.
In consideration of the ongoing restructuring of the ThermoGenesis and CBR relationship, the parties have agreed to amend Section 3 of the License and Escrow Agreement to alter the financial covenants that will cause Default.

NOW, THEREFORE ThermoGenesis and CBR agree as follows:

1.           Extension.  Section 3(b) is amended to read: “Cash balance and short-term investments net of debt or borrowed funds of not less than Three Million Five Hundred Thousand Dollars ($3,500,000) at any month end, as confirmed by ThermoGenesis management within 20 days following any month end through October 31, 2013. Thereafter, the minimum cash balance and short-term investments net of debt or borrowed funds will not be less than Six Million Dollars ($6,000,000) at any month end.”

2.           Binding Effect.  This Addendum shall be binding upon and shall inure to the benefit of ThermoGenesis and CBR.

3.           Effect of Addendum.  Except as expressly set forth in this Addendum, the terms of the License and Escrow Agreement shall remain unchanged and in full force and effect and the terms of the same are hereby ratified and affirmed.  Nothing in this Addendum waives any party’s right to require strict performance of the License and Escrow Agreement as amended.

4.           Integration.  All rights, remedies, powers and interest provided in this Addendum are in addition to the rights, remedies, powers and interests provided in the License and Escrow Agreement, the terms and provisions of which are incorporated herein by this reference.  If and to the extent that any term or provision hereof is inconsistent with any term or provision of the License and Escrow Agreement, the term or provision of this Addendum shall prevail.

5.           Counterparts.  This Addendum may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Except for instruments which are to be recorded, facsimile signatures shall be valid as original.

IN WITNESS WHEREOF, the Parties have caused this Addendum to be executed as of the date first set forth above.

THERMOGENESIS CORP.

Dated: 7/30/13	By: /s/ Matthew Plavan
Name: Matthew Plavan
Title: CEO

CBR SYSTEMS, INC.

Dated: 7/26/13	By: /s/ Geoff Crouse
Name: Geoff Crouse
Title: CEO